                THURSDAY, APRIL 17, 1997


BANKERS TRUST EARNS $1.89 PER SHARE IN THE FIRST QUARTER OF 1997,
 UP 24% FROM THE 1996 FIRST QUARTER EARNINGS PER SHARE OF $1.52


New York, April 17, 1997 -- Bankers Trust New York Corporation
(BT) today reported that earnings per share for the first quarter were $1.89, up 24% from the $1.52 earned in the first quarter of 1996. Net income for the first quarter of 1997 was $169 million compared with $138 million in the first quarter of 1996. Driven by a 23% net revenue growth, return on common equity in the quarter reached 14.3%, compared with 11.9% in the first quarter of 1996.

"Bankers Trust continued to make solid progress in the first quarter, driven by broad-based, diversified revenue gains in our core businesses worldwide," said Frank Newman, chairman and chief executive officer.

"Our recently announced merger with Alex. Brown will expand Bankers Trust's ability to serve clients of both firms across the full range of their financing and advisory needs. The combined firm will field an unmatched team of respected professionals with strong skills and long experience in working with growing and rapidly changing companies," Mr. Newman added.

For the current quarter, total net revenues of $1.176 billion were up $218 million, or 23%, from first quarter 1996 net revenues of $958 million. Revenues increased in each of the Firm's principal businesses. Trading revenue and trading-related net interest revenue increased $136 million, due to a rebound in customer transactions in the risk management business and strong performances in trading and sales. In addition, corporate finance fees increased $54 million, primarily because of increases in private placement, loan syndication, and merger and acquisition activities.

Total noninterest expenses for the first quarter of 1997 increased $174 million, or 23%, from the first quarter of 1996. Personnel-related expenses contributed $131 million to the increase. Salaries rose by $36 million due to growth in the number of employees and to merit increases. Incentive compensation and employee benefits was $322 million, up $95 million, due to higher profitability, increased emphasis on performance-based compensation, and increases in other employee benefits.

The Corporation's already strong credit quality continued to improve during the quarter. At March 31, 1997, total cash basis loans amounted to $332 million, down from $452 million at December 31, 1996 and $715 million at March 31, 1996.

ORGANIZATIONAL HIGHLIGHTS*

                                     Total Non-  Pretax     Net
First Quarter 1997          Total Net interest  Income/ Income/
(in millions)                 Revenue Expenses   (Loss)  (Loss)
Investment Banking            $  303     $165     $138     $ 96
Risk Management Services         105       89       16       11
Trading & Sales                  134       73       61       43
Investment Management             85       72       13        9
Client Processing Services       196      178       18       13
Australia/New Zealand            129       81       48       34
Asia                              40       29       11        8
Latin America                    143      110       33       23
Corporate/Other                   41      138      (97)     (68)
Total                         $1,176     $935     $241     $169


                                     Total Non-  Pretax     Net
Fourth Quarter 1996         Total Net interest  Income/ Income/
(in millions)                 Revenue Expenses   (Loss)  (Loss)

Investment Banking            $  233     $151     $ 82     $ 57
Risk Management Services         108       97       11        8
Trading & Sales                  127       72       55       39
Investment Management             82       76        6        4
Client Processing Services       205      180       25       17
Australia/New Zealand            130       86       44       31
Asia                              36       28        8        6
Latin America                    101       90       11        8
Corporate/Other                   80      113      (33)     (23)
Total                         $1,102     $893     $209     $147

                                     Total Non-  Pretax     Net
First Quarter 1996          Total Net interest  Income/ Income/
(in millions)                 Revenue Expenses   (Loss)  (Loss)

Investment Banking              $227     $109     $118     $ 82
Risk Management Services          63       69       (6)      (4)
Trading & Sales                   90       56       34       24
Investment Management             73       69        4        3
Client Processing Services       182      156       26       18
Australia/New Zealand             98       64       34       24
Asia                              33       26        7        5
Latin America                    136      108       28       20
Corporate/Other                   56      104      (48)     (34)
Total                           $958     $761     $197     $138


*Organizational Unit business results are determined based on the Corporation's internal management accounting process, which allocates revenue and expenses among the organizational units. Because the Corporation's business is diverse in nature and its operations are integrated, it is impractical to segregate respective contributions of the organizational units with precision. As a result, estimates and judgments have been made to apportion revenue and expense items. In addition, certain revenue and expenses have been segregated and reported in Corporate/Other because, in the opinion of management, they could not be reasonably allocated or because their contributions to a particular organizational unit would be distortive. In order to provide comparability from one period to the next, the Corporation will restate this analysis to conform with material changes in the allocation process and/or significant changes in organizational structure.




Changes in Organizational Structure

To move risk management capabilities closer to clients, responsibility for the convertible debt business and for management of the metals and mining commodities book has been transferred from Risk Management Services to Investment Banking and Australia/New Zealand, respectively.

In addition, the Emerging Europe, Middle East and Africa unit has been formed, combining people with risk management, trading, and investment banking expertise. For external reporting purposes this new unit is included in Risk Management Services. Prior period results have been restated for the changes in organizational structure. The transfer of responsibility for managing the metals and mining commodities book in Australia/New Zealand is reflected in 1997 results only.

Organizational Unit Results

The Investment Banking business contributed net income of $96 million in the first quarter, up from $82 million a year ago.
The increase from the prior year period reflected higher corporate finance fees and net revenue from equity transactions.

Risk Management Services recorded net income of $11 million in the first quarter of 1997, up $15 million from the first quarter of 1996. Revenues of $105 million were up $42 million from the first quarter of 1996. Compared to the prior year period, revenues from new derivatives transactions and from the Emerging Europe, Middle East and Africa unit improved.

Net income from the Trading & Sales business, at $43 million, was up $19 million from the first quarter of 1996. The current quarter's improvement was largely due to higher revenues from trading and client-related business as compared to the prior year period.

The Corporation's Investment Management business, which for reporting purposes does not include funds management activities in Australia/NZ, reported net income of $9 million for the current quarter, up $6 million from the 1996 comparable period due to an increase in assets under management. At March 31, 1997, assets under management in this organizational unit were approximately $206 billion, compared to $183 billion at March 31, 1996.

Client Processing Services contributed $13 million of net income in the first quarter of 1997, down $5 million from the 1996 first quarter. Revenues of $196 million were up $14 million from the first quarter of 1996. The decline in net income from a year ago reflected higher operations costs and growth in staff expense.

Net income of the Australia/NZ business was $34 million in the first quarter of 1997, up $10 million from the first quarter of 1996. The increase from the prior year period was primarily due to improved revenues from trading activities and fiduciary and funds management offset in part by increased salaries and incentive compensation and employee benefits as a result of higher staff levels. At March 31, 1997, assets under management in Australia/NZ's investment management business were approximately $27 billion, compared to $23 billion at March 31, 1996.

Asia net income was $8 million in the first quarter of 1997, up
$3 million from the first quarter of 1996. The current quarter's increase was primarily due to improved results in North Asia.

Latin America net income was $23 million in the first quarter of 1997, up $3 million from the first quarter of 1996. An increase in trading-related activities contributed to the current quarter's results.

Corporate/Other net loss was $68 million in the first quarter of 1997, compared with a net loss of $34 million in the first quarter of 1996. The current quarter included the effects of increased incentive compensation and employee benefits, a contribution to the BT Foundation, and consulting expenses associated with several strategic and infrastructure improvement projects.


QUARTERLY FINANCIAL COMPARISONS

First Quarter 1997 Versus First Quarter 1996

Net income of $169 million for the first quarter of 1997 was up
22% from the $138 million earned in the first quarter of 1996.

First quarter 1997 combined trading revenue and trading-related net interest revenue increased $136 million. Page 9 shows combined trading results by organizational units.

Fiduciary and funds management revenue was $208 million in the first quarter of 1997 up $25 million from the prior year period. All activities within this category contributed to the increase, especially global private banking commissions, funds management revenue and custodian fees.

Corporate finance fees increased 63% from the $86 million earned in the first quarter of 1996 primarily due to higher private placement fees, merger and acquisition fees and loan syndication fees.

Total noninterest expenses of $935 million increased by $174 million, or 23%, from the first quarter of 1996. Salaries expense increased $36 million, or 18%, principally due to an 8% increase in the average number of employees and to merit increases. Incentive compensation and employee benefits, the largest component of noninterest expenses, increased $95 million due to higher earnings, greater emphasis on performance-based compensation and the increase in the average number of employees.


First Quarter 1997 versus Fourth Quarter 1996

Net income of $169 million for the first quarter of 1997 was up
15% from the $147 million earned in the fourth quarter of 1996.

First quarter 1997 combined trading revenue and trading-related net interest revenue increased $107 million from the fourth quarter of 1996.

Corporate finance fees decreased $26 million in the current quarter primarily due to lower securities underwriting fees, financial advisory fees and private placement fees, partly offset by higher merger and acquisition fees.

Other noninterest revenue totaled $41 million in the current quarter, compared to $25 million in the fourth quarter of 1996.
The current quarter included revenue from positive mark-to-market adjustments on venture capital equity securities.

Incentive compensation and employee benefits expense rose $61 million from the fourth quarter of 1996. This was primarily due to higher incentive awards.

Other noninterest expenses decreased by $21 million from the fourth quarter of 1996. The fourth quarter of 1996 included reserves for potential charges established after a review of accounting operations since 1989 in the Corporation's transaction processing business.


CAPITAL
During the first quarter of 1997, a total of $750 million of trust preferred capital securities was issued. In addition, BT Overseas Finance N.V. ("BTOF") an indirect wholly-owned subsidiary of the Corporation redeemed all 2,500 shares of its BTOF Auction Rate Cumulative Preferred Stock Series A-D at a price of $250 million. The Corporation also redeemed all outstanding shares of its 8.55% Cumulative Preferred Stock, Series I at a price of $100 million. The Corporation also repurchased approximately $6 million of its Adjustable Rate Cumulative Preferred Stock, Series Q and Series R.

Bankers Trust announced last week that it was the first banking institution to adopt the new Market Risk amendment to the risk-based capital guidelines issued by the Federal Reserve and the Bank for International Settlements (BIS). The amendment changes the calculation of the risk-weighted assets for trading accounts by incorporating the use of internal models to measure market risks. In addition, the amendment requires that the capital and risk-adjusted assets of BT Securities Corporation no longer be excluded when calculating the risk-based capital ratios at the holding company level. All banking institutions with significant trading activity must adopt this Amendment by January 1, 1998. During 1997, early adoption is permissible with prior approval from the institution's primary federal regulator.

As calculated under these new rules, the Corporation estimates that its ratios of Tier 1 Capital and Total Capital to risk-weighted assets were approximately 8.1% and 14.6%, respectively, as of March 31, 1997.

CREDIT QUALITY
Credit quality improved further during the quarter. Cash basis loans declined from $715 million at March 31, 1996 to $452 million at December 31, 1996 and $332 million at March 31, 1997. The decline during the current quarter is attributable to collections of $69 million, charge-offs of $33 million and sales of existing cash basis loans of $31 million. These decreases were slightly offset by additional transfers to cash basis loans of $16 million.

There was no provision for credit losses in the first quarter as compared with a $5 million provision in the prior year's first quarter.





The remainder of this release contains the following tables:

                                                            Page
     1. BTNY Consolidated Quarterly Statement of Income        8
     2. Combined Trading Revenue and Trading-Related Net
         Interest Revenue                                      9
     3. Net Interest Revenue                                   9
     4. BTNY Consolidated Balance Sheet                       10
     5. Stock and Capital Data                                11
     6. Nonperforming Assets and Allowance for Credit Losses  12

For additional information, contact Douglas Kidd, 212 250-7225 (Media). Bankers Trust news releases, including quarterly results, are available on the Internet (http://www.bankerstrust.com/earnings).

       BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
           CONSOLIDATED QUARTERLY STATEMENT OF INCOME
              (in millions, except per share data)
                           (unaudited)

                                         First   Fourth   First
                                       Quarter  Quarter Quarter
                                          1996     1996    1997
NET INTEREST REVENUE
  Interest revenue                      $1,590   $1,648  $1,645
  Interest expense                       1,377    1,386   1,337
Net interest revenue                       213      262     308
Provision for credit losses                  5        -       -
Net interest revenue after provision
 for credit losses                         208      262     308
NONINTEREST REVENUE
  Trading*                                 247      234     279
  Fiduciary & funds management             183      206     208
  Corporate finance fees                    86      166     140
  Other fees & commissions                  87       88      79
  Net revenue from equity
   investment transactions                  21       44      44
  Securities available for sale gains       15       24      14
  Insurance premiums                        62       53      63
  Other                                     49       25      41
Total noninterest revenue                  750      840     868
NONINTEREST EXPENSES
  Salaries                                 201      235     237
  Incentive compensation &
   employee benefits                       227      261     322
  Agency & other professional service fees  60       83      87
  Communication & data services             46       48      45
  Occupancy, net                            37       39      37
  Furniture & equipment                     41       47      50
  Travel & entertainment                    18       31      25
  Provision for policyholder benefits       72       64      68
  Other                                     59       85      64
Total noninterest expenses                 761      893     935
Income before income taxes                 197      209     241
Income taxes                                59       62      72

NET INCOME                              $  138   $  147  $  169



NET INCOME APPLICABLE TO COMMON STOCK   $  123   $  133  $  156

Cash dividends declared per common share $1.00    $1.00   $1.00

EARNINGS PER COMMON SHARE:
  PRIMARY                                $1.52    $1.59   $1.89

  FULLY DILUTED                          $1.51    $1.58   $1.89


*The Corporation accounts for revenues from a wide range of business activities as "trading". See table on page 9.

COMBINED TRADING REVENUE AND TRADING-RELATED NET INTEREST REVENUE

The Corporation views trading revenue and trading-related net interest revenue (NIR) together, as presented in the table below.

                                         First   Fourth   First
                                       Quarter  Quarter Quarter
($ in millions)                          1996     1996     1997
Trading Revenue                          $247     $234     $279
Trading-Related Net Interest
  Revenue (Estimate)                       30       72      134
Total Trading Revenue &
  Trading-Related NIR                    $277     $306     $413

By Organizational Unit ($ in millions)
Investment Banking                       $ 70     $ 17     $ 63
Risk Management Services                   62      111      111
Trading & Sales                            73      109      114
Investment Management                       1        8        4
Client Processing Services                  2        1        1
Australia/New Zealand                      27       35       47
Asia                                       12       15       27
Latin America                              38       24       49
Corporate/Other                            (8)     (14)      (3)
Total Trading Revenue &
 Trading-Related NIR                     $277     $306     $413

Note: The Corporation accounts for revenues from a wide range of business activities as "trading". Investment Banking produces trading revenues in secondary market activities with clients, primarily in sectors where the Firm also serves as underwriter.
A small portion of trading revenues arise from private equity investments that are accounted for on a mark-to-market basis. Risk Management Services generates trading revenues primarily from new derivative transactions with clients and in managing the risks the Corporation assumes on such transactions. Trading & Sales produces trading revenues through proprietary position-taking, including arbitrage, as well as market making and other client activities. Australia/New Zealand, Asia and Latin America produce trading revenues from all the above business activities. Corporate/Other includes various transactions which, for management accounting purposes, are not recorded in Organizational Units.

                      NET INTEREST REVENUE

                                         First   Fourth   First
                                       Quarter  Quarter Quarter
($ in millions)                          1996     1996     1997

Nontrading-related net interest
 revenue(Estimate)                       $183     $190     $174
Trading-related net interest
 revenue (Estimate)                        30       72      134
Net interest revenue                     $213     $262     $308

Average rates (fully taxable basis)
  Yield on interest-earning assets       7.49%    6.72%    7.00%
  Cost of interest-bearing liabilities   6.68%    5.92%    5.93%
  Interest rate spread                    .81%     .80%    1.07%
  Net interest margin                    1.02%    1.08%    1.33%

Average balances (billions)
  Loans                                 $12.4    $15.2    $15.6
  Total interest-earning assets         $85.6    $97.8    $95.7
  Total assets                         $113.7   $124.3   $123.6
  Total interest-bearing liabilities    $82.9    $93.2    $91.4

       BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEET
                          (in millions)

                                 March 31 December 31  March 31
                                     1996*       1996     1997*

ASSETS
Cash and due from banks          $  1,181    $  1,543  $  1,607
Interest-bearing deposits
 in banks                           1,377       2,210     2,581
Federal funds sold                  1,038       1,599     1,195
Sec. purch. under resale
  agreements                       15,670      17,986    22,273
Securities borrowed                15,390      16,676    13,963
Trading assets:
 Government securities             18,345      16,745    11,686
 Corporate debt securities          5,670       8,005     8,460
 Equity securities                  6,024       6,048     7,021
 Swaps, options &
  other derivatives                10,330      11,410    11,222
 Other trading assets               5,136       6,711     9,072
  Total trading assets             45,505      48,919    47,461
Securities available for sale       6,880       7,920     7,986
Loans                              13,088           -         -
Allowance for credit losses          (987)          -         -
Loans, net of allowance for credit
 losses of $773 and $758 at
 December 31, 1996 and
 March 31, 1997, respectively           -      15,053    17,221
Accounts receivable &
  accrued interest                  4,072       3,003     3,227
Other assets                        4,930       5,326     5,464
Total                            $108,144    $120,235  $122,978

LIABILITIES
Noninterest-bearing deposits
  Domestic offices               $  1,997    $  2,600  $  2,894
  Foreign offices                     545       1,013       961
Interest-bearing deposits
  Domestic offices                  5,824       9,928    12,365
  Foreign offices                  14,190      16,774    19,369
Total deposits                     22,556      30,315    35,589
Trading liabilities:
 Securities sold, not yet purchased
  Government securities            11,897       7,652     3,943
  Equity securities                 3,918       4,151     4,935
  Other trading liabilities           331         325       431
 Swaps, options & other
   derivatives                      10,903     11,585    11,177
   Total trading liabilities        27,049     23,713    20,486
Sec. sold under repurch. agreements 23,209     23,000    21,995
Other short-term borrowings         12,493     19,395    20,224
Accounts payable and
 accrued expenses                    4,665      3,656     3,836
Other liabilities, including
 allowance for credit losses
 of $200 at both December 31, 1996
 and March 31, 1997                  2,742      2,833     3,179
Long-term debt not included in
 risk-based capital                  7,707      8,533     7,955
Long-term debt included in
 risk-based capital                  2,418      2,576     3,164
Mandatorily redeemable capital
 securities of subsidiary trusts
 holding solely junior subordinated
 deferrable interest debentures
 included in risk-based capital          -        730     1,469
Total liabilities                  102,839    114,751   117,897


PREFERRED STOCK OF SUBSIDIARY         250         250         -
STOCKHOLDERS' EQUITY
Preferred stock                       866         810       704
Common stock                           84          84        84
Capital surplus                     1,304       1,339     1,349
Retained earnings                   3,351       3,462     3,512
Common stock in treasury, at cost    (311)       (372)     (527)
Other stockholders' equity           (239)        (89)      (41)
Total stockholders' equity          5,055       5,234     5,081
Total                            $108,144    $120,235  $122,978

* Unaudited
Certain prior period amounts have been reclassified to conform to the current presentation.

                     STOCK AND CAPITAL DATA

                                         First   Fourth   First
                                       Quarter  Quarter Quarter
                                         1996     1996     1997

FOR THE QUARTER
Return on Average Common
 Stockholders' Equity                    11.9%    11.7%    14.3%
Return on Average Total Assets            .49%     .47%     .55%

PER COMMON SHARE
Earnings:
   Primary                              $1.52    $1.59    $1.89
   Fully Diluted                        $1.51    $1.58    $1.89
Cash Dividends Declared                 $1.00    $1.00    $1.00
Market Price, End of Period           $70.875   $86.25   $82.00
Book Value, End of Period              $51.06   $53.27   $53.42

COMMON SHARES (shares in thousands except par value)
Common stock $1 par value:
   Authorized, at period end          300,000  300,000  300,000
   Issued, at period end               83,679   83,679   83,679
Common stock in treasury,
   at period end                        4,278    4,435    5,965
Average Common and Common Equivalent
 Shares Outstanding
   Primary                             80,896   83,812   82,784
   Fully Diluted                       81,560   84,225   82,898

CAPITAL RATIOS, END OF PERIOD
Common Stockholders' Equity
  to Total Assets                         3.9 %    3.7%     3.6%
Total Stockholders' Equity to
  Total Assets                            4.7%     4.4%     4.1%
Bankers Trust New York Corporation:
   Risk-Based Capital Ratios (1)
      Tier 1 Capital                      8.2%     8.7%     8.1%
      Total Capital                      13.4%    13.7%    14.6%
   Leverage Ratio (1)                     5.3%     5.5%     4.5%
Bankers Trust Company:
   Risk-Based Capital Ratios (1)
      Tier 1 Capital                      9.4%     9.3%     8.5%
      Total Capital                      12.6%    12.9%    11.9%
   Leverage Ratio (1)                     5.5%     5.3%     5.4%


(1) Regulatory capital ratios at March 31, 1997 are preliminary.
These ratios reflect the adoption of the Market Risk Amendment to the risk-based capital guidelines. This amendment changes the calculation of risk-weighted assets for trading accounts. In addition, it requires that the capital and risk-adjusted assets of BT Securities Corporation be included when calculating the ratios (including the leverage ratio) for Bankers Trust New York Corporation. Previously, the assets and capital of BT Securities Corporation were excluded. Prior period ratios have not been restated for the adoption of this amendment.

      NONPERFORMING ASSETS AND ALLOWANCE FOR CREDIT LOSSES

                                March 31  December 31  March 31
                                      1996       1996      1997
Nonperforming assets (in millions)

Cash basis loans
  Secured by real estate             $351        $272      $185
  Real estate related                  31          25        25
  Highly leveraged                    132         117        88
  Other                               201          38        34
Total cash basis loans               $715        $452      $332

Renegotiated loans
  Secured by real estate              $89        $ 37       $37
Total renegotiated loans              $89        $ 37       $37

Other real estate                    $257        $213      $188

Other nonperforming assets           $ 67        $ 10        $8


Total allowance for credit losses (in millions)

Balance, beginning of period         $992        $967      $973
Net charge-offs (recoveries)
  Charge-offs                          28          21        33
  Recoveries                           18          27        18
Total net charge-offs (recoveries)*    10          (6)       15
Provision for credit losses             5           -         -
Balance, end of period (a)           $987        $973      $958

(a) Allocation**:
     Loans                                       $773      $758
     Other liabilities                            200       200
Balance, end of period                           $973      $958

*Components of Net Charge-offs (Recoveries):
  Secured by real estate             $  1        $ 14       $(1)
  Real estate related                   4           -         -
  Highly leveraged                     20          (7)       16
  Other                               (12)        (13)        -
  Refinancing country                  (3)          -         -
Total                                $ 10        $ (6)      $15

** Beginning December 31, 1996, in accordance with the American Institute of Certified Public Accountant's Banks and Savings Institutions Audit and Accounting Guide, the Corporation has allocated its total allowance for credit losses as a reduction of loans and as other liabilities related to other credit-related items. The Corporation continues to believe that the total allowance for credit losses is available for credit losses in its entire portfolio, which is comprised of loans, credit-related commitments, derivatives and other financial instruments. Due to a multitude of complex and changing factors that are collectively weighed in determining the adequacy of the allowance for credit losses, management expects that the allocation of the total allowance for credit losses may be adjusted as risk factors change. Prior period amounts have not been restated.

               BANKERS TRUST NEW YORK CORPORATION
                       130 LIBERTY STREET
                    NEW YORK, NEW YORK 10006




Richard H. Daniel
Vice Chairman and Controller
(Principal Financial Officer)



                                        April 17, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs:

     Accompanying this letter is Bankers Trust New York
Corporation's report on Form 8-K dated April 17, 1997 (the "Form
8-K"). The Form 8-K is being filed electronically through the EDGAR System.

     If there are any questions or comments in connection with the enclosed filing, please contact the undersigned at 212-250-
7575.

                              Very truly yours,

                              BANKERS TRUST NEW YORK CORPORATION



                              By: RICHARD H. DANIEL
                                  Richard H. Daniel
                                  Vice Chairman and Controller
                                 (Principal Financial Officer)